Exhibit 2.2

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is made and entered into as of February 14, 2006, to be effective upon the Effective Time of the Merger, by and among Texas United Bancshares, Inc., a Texas corporation (“Texas United”) having its principal place of business in La Grange, Texas, and the shareholders of The Express Bank of Texas, a Texas banking association (the “Bank”), listed on Annex I to this Agreement (each a “Shareholder” and collectively the “Shareholders”).

R E C I T A L S

WHEREAS, Texas United, State Bank, a Texas banking association and wholly owned subsidiary of Texas United (“State Bank”), and the Bank have entered into an Agreement and Plan of Reorganization dated as of October 26, 2005 (as such agreement may hereafter be amended and supplemented from time to time, the “Reorganization Agreement”), pursuant to which Texas United has agreed to acquire the Bank by means of the merger of the Bank with and into State Bank, with State Bank as the surviving entity (the “Merger”); and

WHEREAS, as an inducement and a condition to entering into the Reorganization Agreement, the Bank and the Shareholders have required that Texas United agree, and Texas United has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Reorganization Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein, which are defined in the Reorganization Agreement, are used herein as so defined. The following terms have the meanings set forth below:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means shares of the common stock, $1.00 par value per share, of Texas United.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means the record holder of any Registrable Security.

“Inspectors” has the meaning set forth in Section 2.02(f) of this Agreement.

“Losses” has the meaning set forth in Section 2.04(a) of this Agreement.

“Merger” has the meaning set forth in the preamble to this Agreement

“Plan of Distribution” means the Shareholders’ plan of distribution for the Registrable Securities, as set forth on Annex II to this Agreement.

“Prospectus” has the meaning set forth in Section 2.04(a) of this Agreement.

“Registrable Securities” means all of the shares of Common Stock issued by Texas United to the Shareholders pursuant to the Reorganization Agreement until such time as such securities cease to be Registrable Securities in accordance with Section 1.03 hereof.

“Registration Expenses” means all expenses incurred by Texas United in complying with Section 2.01, including without limitation all registration and filing fees, blue sky fees and expenses, printing and duplicating expenses, listing fees, fees and disbursements of counsel and independent public accountants for Texas United, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and costs of insurance, but excluding any Selling Expenses and the fees and expenses of separate legal counsel for the Shareholders.

“Registration Request Period” has the meaning set forth in Section 2.01(a) hereof.

“Reorganization Agreement” has the meaning set forth in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting fees, discounts and selling commissions that become payable in connection with the sale of the Registrable Securities.

“Selling Holder” means a Holder who sells Registrable Securities pursuant to the Shelf Registration Statement.

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Shelf Registration Statement” means a registration statement on the appropriate form under the Securities Act that registers the resale from time to time by the Selling Holders of Registrable Securities in accordance with Rule 415 under the Securities Act.

“Texas United” has the meaning set forth in the preamble to this Agreement.

“Voting Securities” has the meaning set forth in Section 2.01(c) of this Agreement.

Section 1.02 Stock Splits, Dividends, Recapitalizations, Etc. Any shares of capital stock or other securities resulting from any stock split, stock dividend, reclassification of the capital stock of Texas United, merger, consolidation or reorganization of Texas United which may be received by the Holder of Registrable Securities shall also be deemed to be Registrable Securities.

Section 1.03 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (i) the Shelf Registration Statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to the Shelf Registration Statement, (ii) such Registrable Security is sold or disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Security is held by Texas United or one of its subsidiaries, or (iv) a period of two years shall have elapsed after the Effective Time of the Merger.

ARTICLE II

REGISTRATION PROCEDURES

Section 2.01 Registration Requirement. (a) Prior to the expiration of 180 days from the Effective Time of the Merger, Texas United shall file the Shelf Registration Statement, and thereafter Texas United shall use its commercially reasonable best efforts to have such Shelf Registration Statement declared effective by the Commission; provided, that if the Board of Directors of Texas United determines in its good faith judgment that it would be seriously detrimental to Texas United and its shareholders for the Shelf Registration Statement to be filed at the date filing would be required hereunder and it is therefore in the best interests of Texas United to defer the filing of the Shelf Registration Statement, Texas United may delay filing the Shelf Registration Statement for up to an additional 30 days; and provided further, that if the Common Stock is registered under Section 12 of the Exchange Act or Texas United is required to file reports with the Commission pursuant to Section 15(d) of the Exchange Act, Texas United shall be obligated to register the Registrable Securities pursuant to this Section 2.01 on one occasion only.

(b) In connection with the Shelf Registration Statement, each Selling Holder will furnish promptly to Texas United in writing such information with respect to itself and the proposed distribution by it as shall be necessary in order to ensure compliance with federal and applicable state securities laws. The Shareholders represent and warrant to Texas United that the Plan of Distribution is a true, correct and complete statement of the manner in which the Shareholders will sell or dispose of the Registrable Securities.

(c) Texas United shall be entitled to include for sale in the Shelf Registration Statement any securities of Texas United entitled to vote generally in the election of directors (or any securities convertible into or exchangeable for or exercisable for the purchase of securities so entitled generally to vote in the election of directors) (collectively, “Voting Securities”) to be sold by Texas United for its own account or any person (other than a Holder) entitled to piggy-back registration rights with respect to the Shelf Registration Statement.

Section 2.02 Registration Procedures. If and whenever Texas United is required by the provisions of Section 2.01 to effect the registration of any of the Registrable Securities under the Securities Act, Texas United will, as expeditiously as possible under the circumstances:

(a) prepare and file with the Commission the Shelf Registration Statement with respect to the Registrable Securities and use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement and such supplements to the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective and such prospectus current for the periods contemplated by Section 1.03 of this Agreement and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities in accordance with the Plan of Distribution;

(c) promptly furnish to each Selling Holder such number of copies of the Shelf Registration Statement and the prospectus included therein (including each preliminary prospectus and any supplements thereto) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement;

(d) use commercially reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request;

(e) immediately notify each Selling Holder, at any time when a prospectus included as part of the Shelf Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f) make available for inspection by one representative of the Selling Holders designated by a majority thereof, and any attorney, accountant or other agent retained by such representative of the Selling Holders (the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Texas United, and cause Texas United’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Shelf Registration Statement prior to it being declared effective; provided, that (i) in connection with any such inspection, any such Inspectors shall cooperate to the extent reasonably practicable to minimize any disruption to the operation by Texas United of its business and (ii) any records, information or documents shall be kept confidential by such Inspectors, unless (A) such records, information or documents are in the public domain or otherwise publicly available or (B) disclosure of such records, information or documents is required by a court or administrative order or by applicable law; and

(g) use commercially reasonable best efforts to keep effective and maintain every registration, qualification, approval or listing obtained to cover the resale of the Registrable Securities until they cease to be Registrable Securities in accordance with Section 1.03 of the Agreement.

Section 2.03 Expenses. Texas United will pay all Registration Expenses and the Selling Holders shall pay Selling Expenses in connection with filing, effectiveness and maintaining the effectiveness of the Shelf Registration Statement and the sale of the Registrable Securities pursuant to this Agreement. The Selling Holders will pay any out-of-pocket expenses (including, without limitation, legal fees of any separate legal counsel engaged by them) incurred by the Selling Holders in connection with the Shelf Registration Statement and the sale of the Registrable Securities.

Section 2.04 Indemnification. (a) Texas United will indemnify and hold harmless each Selling Holder and each person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys’ fees) (“Losses”), joint or several, to which such Selling Holder or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Selling Holder and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions; provided, that Texas United will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder or such controlling person in writing specifically for use in the Shelf Registration Statement, preliminary prospectus or final prospectus. Notwithstanding the foregoing, Texas United shall not be liable in any such case to the extent that any such Loss arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) a Selling Holder failed to send or deliver a copy of the prospectus included in the Shelf Registration Statement at the time it became effective (the “Prospectus”) with or prior to the delivery of written confirmation of the sale of Registrable Securities to the person asserting such Loss or who purchased such Registrable Securities which are the subject thereof if, in either case, such delivery is required by the Securities Act and (ii) the Prospectus would have corrected such untrue statement or omission or alleged untrue statement or alleged omission; and Texas United shall not be liable in any such case to the extent that any such Loss arises out of, or is based upon, an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Prospectus, if such untrue statement or alleged untrue statement or omission or alleged omission is corrected in any amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of Texas United with copies of the Prospectus as so amended or supplemented, a Selling Holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities if such delivery is required by the Securities Act.

(b) Each Selling Holder, severally and not jointly, agrees to indemnify and hold harmless Texas United, its directors, officers, employees and agents and each person, if any, who controls Texas United within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from Texas United to such Selling Holder, but only in respect of information (including, without limitation, the Plan of Distribution) with respect to such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement, preliminary prospectus or Prospectus relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of such Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. In case any action or proceeding shall be brought against Texas United or its directors, officers, employees or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to Texas United, and Texas United and its directors, officers and any such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.04(a) of this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.04. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, at its election, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.04 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) If the indemnification provided for in this Section 2.04 is unavailable to Texas United or the Selling Holders or is insufficient to hold them harmless in respect of any Losses referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Texas United on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of Texas United on the one hand and of each Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of Texas United on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statements of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.05 Covenants of Holders. Each Holder agrees and covenants that, upon receipt of any notice from Texas United of the happening of any event of the kind described in Section 2.02(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of a supplemented or amended prospectus, which Texas United shall promptly provide, and, if so directed by Texas United, such Holder will deliver to Texas United all copies, other than permanent file copies, then in such Holder’s possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Holder further covenants that it will provide notice to Texas United within fifteen days after the date on which such Holder ceases to hold any Registrable Securities.

Section 2.06 Covenant of Texas United. After the expiration of the period during which Texas United is obligated to maintain the effectiveness of any Registration Statement pursuant to Section 1.03, as such period may be extended pursuant to the terms hereof, upon receipt of customary representations by a Shareholder pursuant to Rule 144(k) under the Securities Act, Texas United shall, upon request by the Shareholder, consent to the removal by the transfer agent of any legend on the stock certificate restricting the transfer thereof and, at Texas United’s expense, will promptly provide to the transfer agent any documents, including an opinion letter from Texas United’s counsel, that is requested by the transfer agent for the removal of such legend.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by registered or certified first-class mail, return receipt requested, overnight courier service or personal delivery:

(a) if to a Holder of Registrable Securities, at the most current address given by such Holder of Texas United in accordance with the provisions of this Section 3.01, which address initially is, with respect to each Shareholder, the address set forth in Annex I to this Agreement, and

(b) if to Texas United, initially at its address set forth in the Reorganization Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 3.01.

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; four days after mailed by certified first-class mail, return receipt requested, if mailed; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.

Section 3.02 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.03 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.04 Governing Law. The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

Section 3.05 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.06 Entire Agreement. This Agreement, together with the Reorganization Agreement (including the exhibits and schedules thereto), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by Texas United with respect to the securities acquired by the Shareholders pursuant to the Reorganization Agreement. This Agreement and the Reorganization Agreement (including the exhibits and schedules thereto) supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.07 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedy.

Section 3.08 Amendment. This Agreement may be amended only by means of a written amendment signed by Texas United and by the holders of a majority of the Registrable Securities.

Section 3.09 Assignment of Rights. (a) Subject to Section 3.09(b), the rights of any Holder under this Agreement may be assigned to any person who acquires any Registrable Securities. Any assignment of registration rights pursuant to this Section 3.09(a) shall be effective only upon receipt by Texas United of (i) written notice from such assigning Holder (A) stating the name and address of any assignee, (B) describing the manner in which the assignee acquired the Registrable Securities, and (C) identifying the Registrable Securities with respect to which the rights under this Agreement are being assigned; and (ii) a legal opinion of counsel to the Holder, in form and substance and from counsel reasonably satisfactory to Texas United, stating that such transfer can be effected without registration under applicable securities laws.

(b) The rights of an assignee under Section 3.09(a) shall be the same rights granted to the assigning Holder under this Agreement, provided that in no event shall Texas United’s obligations hereunder be increased due to any such assignment. In connection with any such assignment, the term “Holder” as used herein shall, where appropriate to assign the rights and obligations of the assigning Holder hereunder to such assignee, be deemed to refer to the assignee.

Section 3.10 Effective Date. This Agreement is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective as of the Effective Time of the Merger (as defined in the Reorganization Agreement). If the Effective Time of the Merger shall not occur, this Agreement shall not become effective but shall be void and of no force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

[Company Signature Page to Registration Rights Agreement]

SHAREHOLDERS:

/s/ Shelli Aday

/s/ Temple Aday
Shelli and Temple Aday

/s/ Wendy L. Ryan-Cole
Wendy L. Ryan-Cole

/s/ B.L. Corley, Jr.
B. L. Corley, Jr.

/s/ Brenda Fendrick

/s/ Dave Fendrick
Dave and Brenda Fendrick

/s/ Jerry J. Gottsch
Jerry J. Gottsch

/s/ Scott Helbing
Scott Helbing

/s/ Con Maloney
Con Maloney

/s/ Rhoda N. Maloney

/s/ Edward C. Maloney
Edward C. and Rhoda N. Maloney

/s/ Jay Miller
Jay Miller

/s/ Laura Naiser
Laura Naiser

/s/ Yvonne G. Pittman

/s/ Roy Duane Pittman
Roy Duane and Yvonne G. Pittman

/s/ Vicky W. Robins

/s/ Tim Robins
Tim and Vicky W. Robins

/s/ Lynn Nolan Ryan, Jr.
Lynn Nolan Ryan, Jr.

/s/ Nolan Reese Ryan
Nolan Reese Ryan

/s/ Reid Ryan
Reid Ryan

/s/ Don A. Sanders
Don A. Sanders

/s/ Debbie Dreyfus-Schronk

/s/ Wendell E. Dreyfus-Schronk
Wendell E. and Debbie Dreyfus-Schronk

/s/ Jared Shope
Jared Shope

/s/ James P. Wells, Jr.
James P. Wells, Jr.

/s/ Lynette Winkler
Lynette Winkler

ANNEX I

to

Registration Rights Agreement

Name of Shareholder	Address for Notice

Temple and Shelli Aday	1810 CR 122 N Georgetown, Texas 78626

Wendy L. Ryan-Cole	2635 Henley Drive Round Rock, Texas 78664

B. L. Corley, Jr.	3800 Trevino Drive Round Rock, Texas 78664

Dave and Brenda Fendrick	2804 Brandy Lane Georgetown, Texas 78628

Jerry J. Gottsch	307 Palmero Street Corpus Christi, Texas 78404

Scott Helbing	175 E. Houston St., Room 1224 San Antonio, Texas 78205

Con Maloney	1313 Harding Street Jackson, Mississippi 39202

Edward C. and Rhoda N. Maloney	228 St. Andrews Drive Jackson, Mississippi 39211

Jay Miller	7 Meadow Run Round Rock, Texas 78664

Laura Naiser	P. O. Box 411 Georgetown, Texas 78627

Roy Duane and Yvonne G. Pittman	P. O. Box 1194 Stratford, Texas 79084

Tim and Vicky W. Robins	2304 Woodway Round Rock, Texas 78681

Lynn Nolan Ryan, Jr.	210 Cimarron Hills Trail West Georgetown, Texas 78628

Nolan Reese Ryan	2 Oak View Round Rock, Texas 78664

Reid Ryan	27 Meandering Way Round Rock, Texas 78664

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Don A. Sanders	3100 J. P. Morgan Chase Tower Houston, Texas 77002

Wendell E. Schronk and Debbie Dreyfus-Schronk	8834 Brae Ridge Drive San Antonio, Texas 78249

Jared Shope	6633 Cahoba Fort Worth, Texas 76135

James P. Wells, Jr.	12710 Trail Hollow Houston, Texas 77024

Lynette Winkler	23 Silver Maple Place The Woodlands, Texas 77382

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ANNEX II

to

Registration Rights Agreement

Plan of Distribution

We are registering for sale by the selling stockholders from time to time                  shares of our common stock pursuant to the terms of the registration rights agreement we entered into with the selling stockholders in                      200    , as described under “                        .”

The selling stockholders under the registration rights agreement may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The term “selling stockholder” includes donees, pledges, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, assignment, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

-	on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;
-	in the over-the counter market;
-	in privately negotiated transactions;
-	through broker-dealers, who may act as agents or principals;
-	through sales “at the market” to or through a market-maker;
-	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
-	through one or more underwriters on a firm commitment or best-efforts basis;
-	directly to one or more purchasers;
-	through agents;
-	in option transactions;
-	over the internet; or
-	in any combination of the above.

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In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

-	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for this account pursuant to this prospectus;
-	ordinary brokerage transactions; or
-	transactions in which broker-dealer solicits purchasers.

In addition, the selling stockholders may sell any shares covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated.

In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders also may from time to time pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged

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common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We have agreed to pay all expenses incident to the offering and sale of the shares covered by this prospectus, other than underwriting fees, discounts and selling commissions, and have agreed to indemnify and hold harmless each selling stockholder and its controlling persons, if any, against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering. Each selling stockholder has agreed, severally, to indemnify and hold harmless us, our directors, officers, employees, agents and controlling persons against certain losses, claims, damages, actions, expenses and other liabilities, arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling stockholder for inclusion in the registration statement of which this prospectus is a part (and up to the amount of the net proceeds received by such selling stockholder from sales of the shares giving rise to such obligations).

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